Exhibit 10.1

AMENDMENT NO. 4 TO

EXECUTIVE TRANSITION AGREEMENT

THIS AMENDMENT NO. 4 is effective as of the 5th day of May, 2017, between The Bon-Ton Stores, Inc., a Pennsylvania corporation (the “Company”), and Mr. M. Thomas Grumbacher (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Executive Transition Agreement effective as of February 1, 2005;

WHEREAS, as of December 6, 2007, the Company and the Executive entered Amendment No. 1 to the Executive Transition Agreement extending its term until January 31, 2010, and making certain other changes;

WHEREAS, as of February 1, 2010, the Company and the Executive entered into Amendment No. 2 to the Executive Transition Agreement (“Amendment No. 2”) extending its term until December 31, 2010, and making certain other changes; and

WHEREAS, as of December 20, 2010, the Company and the Executive entered into Amendment No. 3 to the Executive Transition Agreement (“Amendment No. 3”) extending its term until February 5, 2012 and for successive one-year periods and making certain other changes;

WHEREAS, the parties wish to amend the Transition Agreement, as amended (with all amendments, the “Transition Agreement”), to extend its term, to provide for a change in position and duties, and to make certain other changes.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.                                      Capitalized Terms.  Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings ascribed to such terms in the Transition Agreement.

2.                                      Amendments to Transition Agreement.  The Transition Agreement is hereby amended, as follows:

(a)                                 Section I of the Transition Agreement is hereby amended by deleting the existing section and substituting the following:

“Term.  The term of the Executive’s service hereunder shall commence as of February 1, 2005 (the “Effective Date”) and shall remain in effect through February 1, 2018, or until such earlier time at which the Executive ceases to serve as Chairman Emeritus and Advisor to the Chief Executive Officer (the “Term”).  The Term shall automatically renew for successive periods of one year unless either party shall give written notice to the other party not less than 60 days prior to the end of the then current Term that it does not wish to renew the Transition Agreement.”

(b)                                 Section II of the Transition Agreement is hereby amended by deleting the existing section and substituting the following:

“Position and Duties.  During the Term, Executive shall serve as Chairman Emeritus and Advisor to the Chief Executive Officer of the Company.  In such role, the Executive shall perform such duties that are appropriate for such role as the Board may assign in its reasonable discretion from time to time, and it is understood that Executive’s duties, authority and responsibilities in such role shall be governed by and subject to the applicable provisions of the Company’s “Governance Policies and Procedures” adopted by the Board, as the same may be in effect from time to time.”

(c)                                  Section III.A of the Transition Agreement is hereby amended by deleting the existing section and substituting the following:

“A.                              Base Salary.  Effective as of the date of this Amendment No. 4 and for each fiscal year of the Company (each, a “Fiscal Year”) during the Term, the Executive shall receive a base salary at the rate of $450,000 per year (“Base Salary”), payable in accordance with the Company’s normal payroll practices.”

(d)                                 Section IV.A of the Transition Agreement is hereby amended by deleting the existing section and substituting the following:

“A.                              Medical Insurance.  During the Term, the Executive and his eligible dependents shall be eligible to participate in the Company’s group medical plans in accordance with the terms of such plans and subject to the restrictions and limitations contained in the plans or applicable insurance or agreements.  Following the cessation of the Executive’s service as Chairman Emeritus and Advisor to the Chief Executive Officer for any reason, the Executive (for the duration of his lifetime) and his wife Debra Simon (for the duration of her lifetime) shall be reimbursed for the costs actually incurred by them (or either of them following the death of the other) for the purchase of health coverage generally similar to the coverage available to active employees of the Company; provided, however, that any such coverage shall be of a type that is coordinated with and pays secondarily after benefits the Executive and/or Ms. Simon are entitled to receive from the U.S. government (such as Medicare coverage), or, in the alternative, if possible, the Company shall purchase such a policy for the Executive and/or Ms. Simon, as applicable. Reimbursements to the Executive and/or Ms. Simon shall be paid to them on provision of appropriate documentation indicating the amounts actually paid by the Executive and/or Ms. Simon, and shall be paid at a time and in a manner that is consistent with the requirements set forth in Treasury Regulation Section 1.409A-3(i)(1)(iv) (that permits certain arrangements that call for the payment of reimbursements or the provision of in-kind benefit plans to be treated as creating a fixed schedule of payments as permitted with regard to nonqualified deferred compensation plans subject to Code Section 409A). In addition, in the event the arrangement is treated as creating a tax liability for the Executive (and/or Ms. Simon), such tax liability shall be “grossed up” (i.e., the Company shall pay to Executive and/or Ms. Simon, as applicable, an additional payment (the “Gross Up Payment”) in an amount that is sufficient so that, after payment of all tax liabilities attributable to the Gross Up Payment itself, Executive and/or Ms. Simon, as applicable, shall have an amount that is sufficient to pay the tax liability attributable to the benefit arrangement) and payments of any such amounts as are required to be paid as such a gross up shall be paid consistent with the requirements of Treasury Regulation Section 1.409A-3(i)(1), including provisions regarding tax gross-up payments. The Company shall continue to provide the Executive with the Pinnacle Care Plan (or similar coverage) through the date of Executive’s cessation of service as Chairman Emeritus and Advisor to the Chief Executive Officer, and the Company shall continue to provide such coverage (or similar coverage) at no cost to either the Executive or Mr. Simon for the lifetime of each of them, but only if such coverage is available and does not violate any applicable law, including, but not limited to, provisions of law enacted as part of federal healthcare reform legislation.”

(e)                                  Section IV.B of the Transition Agreement is hereby amended by deleting the existing section and substituting the following:

“B.                              Other Benefits.  During the Term, the Executive shall be eligible to participate in the Company’s tax-qualified retirement plans, discount program, life insurance, long-term disability plan and other employee benefit program generally made available to executives of the Company, subject to their respective generally applicable eligibility requirements, terms and conditions and restrictions; provided however, that the Executive shall not participate in any nonqualified excess or supplemental retirement plan or severance plan of the Company.  The Company’s obligations under this provision shall not apply to any insurance benefit program or plan made available on an individual basis to one or more select executive employees by contract if such insurance benefit program or plan is not made available to all executive employees.  During the Term, the Company will pay for the maintenance and gasoline for the Executive’s car.”

(f)                                   Section IV.C of the Transition Agreement is hereby amended by deleting the existing section and substituting the following:

“C.                              Expenses.  During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company (collectively, “Business Expenses”), provided that such Business Expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.”

3.                                      Legal Fees.  The Company shall pay or reimburse the Executive for all attorneys’ fees and other charges of counsel reasonably incurred by the Executive in connection with the negotiation and execution of this Amendment No. 4, promptly upon presentation of appropriate supporting documentation and in accordance with the expense reimbursement policy of the Company, up to an aggregate amount of $15,000.

4.                                      Full Force and Effect.  Except as amended hereby, the Transition Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 4 to be duly executed and the Executive has hereunto set his hand, effective as of the date first set forth above.

THE BON-TON STORES, INC.

By:	/s/ Kathryn Bufano
Name:	Kathryn Bufano
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ M. Thomas Grumbacher
M. Thomas Grumbacher